UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2019

RadNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33307	13-3326724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1510 Cotner Avenue,
Los Angeles, California 90025

(Address of Principal Executive Offices) (Zip Code)

(310) 445-2800

(Registrant’s Telephone Number, Including Area Code)

(Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendments to First Lien Credit and Guaranty Agreement

On April 18, 2019 (the “Amendment Date”), RadNet Management, Inc. (the “Borrower”), a wholly-owned subsidiary of RadNet, Inc. (the “Company”), entered into that certain (i) Amendment No. 6, Consent and Incremental Joinder Agreement to Credit and Guaranty Agreement by and among Borrower, the Company, certain subsidiaries and affiliates of the Company, Barclays Bank PLC, as administrative agent and collateral agent (“Barclays”), and the lenders party thereto (the “Sixth Amendment”), and (ii) Amendment No. 7 to Credit and Guaranty Agreement by and among Borrower, the Company, certain subsidiaries and affiliates of the Company, Barclays and the lenders party thereto (the “Seventh Amendment” and together with the Sixth Amendment, the “Amendments”), pursuant to each of which the Borrower is amending Borrower’s Amended and Restated First Lien Credit and Guaranty Agreement, dated as of July 1, 2016 (as amended, restated, amended and restated, supplemented or modified from time to time prior to the Amendment Date, the “Existing First Lien Credit Agreement”, and as amended pursuant to the Amendments, the “Amended First Lien Credit Agreement”).

The Sixth Amendment amends the Existing First Lien Credit Agreement to issue $100 million in incremental first lien term loans and to add an additional $20 million of revolving commitments. Under the Amended First Lien Credit Agreement, the Company now has approximately $679 million in first lien term loans outstanding and capacity to borrow up to $137.5 million under its revolving credit facility (the “Revolving Credit Facility”). The proceeds of the incremental first lien term loans have been used to repay revolving loans outstanding under the Revolving Credit Facility and the fees, costs and expenses associated with the Amendments.

The Seventh Amendment amends the Existing First Lien Credit Agreement to extend the maturity date of the Revolving Credit Facility by an additional two years to July 1, 2023, unless sooner terminated in accordance with the terms of the Existing First Lien Credit Agreement.

The Amended First Lien Credit Agreement provides for quarterly payments of principal under the first lien term loans in the amount of approximately $9.7 million, as compared to approximately $8.3 million under the Existing First Lien Credit Agreement. The Amended First Lien Credit Agreement extends the call protection provided to the holders of the first lien term loans issued thereunder for a period of six months following the Amendment Date.

The Amendments also amend certain covenants and definitions under the Existing First Lien Credit Agreement to provide the Company additional financial and operating flexibility as more fully set forth in the Amendments.

A copy of the Sixth Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by this reference, and a copy of the Seventh Amendment is attached hereto as Exhibit 10.2 and is incorporated herein by this reference. The foregoing descriptions of the Amendments and the Amended First Lien Credit Agreement do not purport to be complete and are qualified in their entirety by reference to Exhibits 10.1 and 10.2.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this report is incorporated herein by reference.

2

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 6, Consent and Incremental Joinder Agreement to Credit and Guaranty Agreement dated as of April 18, 2019 by and among Radnet Management, Inc., RadNet, Inc., certain subsidiaries and affiliates of RadNet, Inc., the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent.

10.2	Amendment No. 7 to Credit and Guaranty Agreement dated as of April 18, 2019 by and among Radnet Management, Inc., RadNet, Inc., certain subsidiaries and affiliates of RadNet, Inc., the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2019	RadNet, Inc.

	By:	/s/ Mark Stolper
	Name:	Mark Stolper
	Title:	Executive Vice President and Chief Financial Officer

4

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 6, Consent and Incremental Joinder Agreement to Credit and Guaranty Agreement dated as of April 18, 2019 by and among Radnet Management, Inc., RadNet, Inc., certain subsidiaries and affiliates of RadNet, Inc., the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent.

10.2	Amendment No. 7 to Credit and Guaranty Agreement dated as of April 18, 2019 by and among Radnet Management, Inc., RadNet, Inc., certain subsidiaries and affiliates of RadNet, Inc., the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent.

5